EXHIBIT 99.1

Following Shareholder Approval of Reverse Split Proposal,
Wave’s Board Approves 1-for-3 Reverse Split

New York, NY, — July 25, 2006— Wave Systems Corp. (NASDAQ: WAVX) announced that following shareholder approval at a special meeting held here yesterday, the Company’s Board of directors has approved a 1-for-3 reverse split of the Company’s Common Stock.  The reverse stock split will be in effect at the commencement of trading tomorrow, July 26, 2006, with Wave’s Common Stock trading temporarily under the symbol “WAVXD.”  The reverse split is being implemented for purposes of regaining compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Global Market (previously known as the Nasdaq National Market).  For each three (3) shares held, Wave shareholders will receive in exchange one (1) new share of Wave Systems common stock.  Shareholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of those fractional shares.  Giving effect to the reverse split, the number of common shares issued and outstanding (Class A and Class B combined) will be reduced to approximately 36.3 million (from approximately 109 million).  Shareholders’ percentage ownership in the Company will remain unchanged as a result of the reverse split.

Commenting on the reverse split and Wave’s listing status, Steven Sprague, CEO of Wave, said, “We are gratified that our shareholders strongly supported the Board’s view that the reverse stock split will help us to retain our listing on the Nasdaq Global Market.  The Board has elected to pursue the 1-for-3 ratio as it should allow Wave to comfortably meet the $1 minimum bid price requirement.  We continue to view continued listing on the Nasdaq Global Market as important to the strategic interests of our Company and its stockholders.”

Earlier this month, Wave received notice that a Nasdaq Listing Qualifications Panel (the “Panel”) granted Wave’s request for continued listing on the Nasdaq Global Market, subject to implementing the reverse stock split and meeting certain other conditions.  On or before August 8, 2006, Wave’s minimum closing bid price must be at least $1 for a minimum period of 10 consecutive trading days.  The Panel has reserved the right to extend the period of consecutive trading days or impose other conditions if, during the 10 day period (or longer period, if extended), the Panel determines that such conditions are required to demonstrate that Wave is able to maintain long-term compliance with the minimum bid price and other listing requirements.  The Panel has also reserved the right to reconsider the terms of Wave’s continued listing based on other developments that would make continued listing inadvisable or unwarranted.

Wave believes that the reverse stock split will enable the Company to regain compliance with the $1 per share minimum closing bid price continued listing requirement.  However, there can be no assurance that this result will be achieved or that Wave will maintain the listing of its common stock on the Nasdaq Global Market.  Wave is currently in compliance with all other continued listing criteria for the Nasdaq Global Market.

About Wave Systems
Wave Systems solves the most critical security problems for enterprises and government with software solutions that are trustworthy, reliable, easy to use, and offer a speedy return on investment. Wave’s trusted computing software solutions include strong authentication, data protection, advanced password management and enterprise-wide trust management services. For more information visit www.wave.com.

Safe Harbor for Forward Looking Statements
Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include the potential that Wave may be de-listed from the Nasdaq National Market or may not qualify for listing on the Nasdaq Capital Market, general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

Contact:
Gerard T. Feeney, CFO	David Collins, Ratula Roy
Wave Systems Corp.	Jaffoni & Collins
info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500